EXHIBIT 4.2.4

APPENDIX A

SYNPLICITY, INC.

TO 2000 STOCK OPTION PLAN

Rules for French Option Grants

The following rules shall apply in the case of Option grants to French residents.

1. Definitions. As used herein, the following definitions shall apply:

(a) “Applicable Laws” means the legal requirements relating to the administration of stock option plans under French corporate, securities, and tax laws and regulations.

(b) “Disability” means total and permanent disability, as defined under Applicable Laws.

(c) “Employee” means any person employed (within the meaning of French labor laws) by the Company or any Parent or Subsidiary of the Company, (i) who does not own more than 10% of the voting power of all classes of stock of the Company, or any Parent or Subsidiary of the Company, and (ii) who is a resident of the Republic of France for tax purposes or who performs his or her duties in France and is subject to French income tax on his or her remuneration.

(d) “Fair Market Value” means, as of any date, the dollar value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the Nasdaq Stock Market, its Fair Market Value shall be the average quotation price for the last 20 days preceding the date of determination for such stock (or the average closing bid for such 20 day period, if no sales were reported) as quoted on such exchange or system and reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the Nasdaq Stock market (but not on the Nasdaq National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock for the last 20 days preceding the date of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator, in accordance with Applicable Laws and accounting standards.

(e) “Parent” means a parent corporation of the Company as defined under Section 2(v) of the Plan, which is also a parent company within the meaning of Section L. 225-180 of the French commercial code.

(f) “Subsidiary” means a subsidiary corporation of the Company as defined under Section 2(bb) of the Plan, which is also a subsidiary company within the meaning of Section L. 225-180 of the French commercial code.

2. Eligibility. Options granted pursuant to this Appendix A may be granted only to Employees; provided, however, that the Président Directeur du conseil d’administration, the Général, the Directeur général, the Gérant of a company with capital divided by shares and the administrateurs who are also Employees of a Subsidiary may be granted Options hereunder.

3. Limitations. Neither the Plan nor any Option Agreement shall confer upon any Optionee any right with respect to continuing the Optionee’s employment relationship with the Company.

4. Stock Subject to the Plan. The total number of Options outstanding which may be exercised for newly issued Shares of Common Stock may at no time exceed that number equal to one-third of the Company’s voting stock, whether preferred stock of the Company or Common Stock. If any Optioned Stock is to consist of reacquired Shares, such Optioned Stock must be purchased by the Company prior to the date of the grant of the corresponding new Option and must be reserved and set aside for such purposes. In addition, the new Option must be granted within one (1) year of the acquisition of the Shares underlying such new Option.

5. Term of Plan. Options may be granted under this Appendix A from the date of the adoption of the Plan by the Board. It shall continue in effect until the earlier of (i) the termination of the Plan or (ii) the date five (5) years from the date of its adoption or the maximum length of time permitted for favorable tax and social security treatment under Applicable Laws, unless terminated earlier under Section 14 of the Plan.

6. Option Price. The Option price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator upon the date of grant of the Option and stated in the Option Agreement, but in no event shall be lower than one hundred percent (100%) of the Fair Market Value on the date the Option is granted. The Option Price cannot be modified while the Option is outstanding, except as required by Applicable Laws.

7. Exercise of Option; Restriction on Sale.

(a) Options granted hereunder may be not be exercised within one (1) year of the date the Option is granted (the “Initial Exercise Date”) whether or not the Option has vested prior to such time; provided, however, that the Initial Exercise Date shall be automatically adjusted to conform with any changes under Applicable Laws so that the length of time from the date of grant to the Initial Exercise Date when added to the length of time in which shares may not be disposed of after the Initial Exercise Date as provided in Section 7(b) below, will allow for favorable tax and social security treatment under Applicable Laws as determined by the Administrator. Thereafter, Options may be exercised to the extent they have vested. Options granted hereunder shall vest as determined by the Administrator.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised together with any applicable withholding taxes. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if required by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry in an individual and nominative account on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares are issued, except as provided in Section 8 of this Appendix A to the Plan.

(b) The Shares subject to this Option may not be transferred, assigned or hypothecated in any manner otherwise than by will or by the laws of descent or distribution before the date three (3) years from the Initial Exercise Date, except for any events provided for in Article 91 ter of Annex II to the French tax code; provided, however, that the duration of this restriction on sale may be adjusted to conform with any changes to the holding period required for favorable tax and social security treatment under Applicable Laws as determined by the Administrator and to the extent permitted under Applicable Laws.

(c) Termination of Employment Relationship. In the event that an Optionee’s status as an Employee terminates (other than upon the Optionee’s death or Disability), the Optionee may exercise his or her Option, within such period of time as specified in the Option Agreement to the extent that the Optionee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, after termination, the Optionee does not exercise the vested portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Disability of Optionee. In the event that an Optionee’s status as an Employee terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as specified in the Option Agreement to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a time specified in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, at the date of termination, the Optionee has not vested as to his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise the vested portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Death of Optionee. In the event of the death of an Optionee while an Employee, the Option may be exercised at any time within six (6) months following the date of death by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Option had vested at the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, at the time of death, the Optionee had not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the vested portion of Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall immediately revert to the Plan.

8. Changes in Capitalization. If any adjustment provided for in Section 12(a) of the Plan to the exercise price and the number of shares of Common Stock covered by outstanding Options would violate Applicable Laws in such a way to jeopardize the favorable tax and social security treatment of this Plan together with this Appendix A and the Options granted thereunder, then no such adjustment shall be made prior to the exercise of any such outstanding Option.

9. Information Statements to Optionees. The Company or its French Parent or Subsidiary, as required under Applicable Laws, shall provide to each Optionee, with copies to the appropriate governmental entities, such statements of information as required by the Applicable Laws.

10. Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Any favorable amendments or alteration are automatically deemed to be approved by Optionee. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

11. Information to Shareholders. The French Parent or Subsidiary of the Company, as required under Applicable Laws, shall provide its shareholders with an annual report with respect to Options granted and/or exercised by its Employees in the financial year.

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